Exhibit 99.1
Investor Relations
Bruce Lancaster / CEO & CFO
NEWS RELEASE
O.I. Corporation Announces Authorization of Modified Dutch Auction
Tender Offer for 300,000 Shares of Its Common Stock
College Station, Texas—June 11, 2007—O.I. Corporation (NASDAQ: OICO) today announced that its Board of Directors has authorized and it intends to initiate a modified Dutch auction self-tender to purchase up to 300,000 shares of its common stock at a range of $13.00 to $14.75 per share. The low end of the range represents a 4% premium and the high end of the range represents an 18% premium to O.I.’s closing share price of $12.50 on June 8, 2007. O.I. Corporation will need approximately $4.425 million to purchase 300,000 shares, assuming the price paid per share is the maximum of $14.75 per share. The 300,000 shares O.I. intends to purchase in the offer represent approximately 10.3% of O.I.’s approximately 2,909,338 outstanding shares of common stock as of June 1, 2007.
None of O.I.’s directors or executive officers have indicated that they intend to tender shares in the modified Dutch auction self-tender.
The modified Dutch auction self-tender is designed to return capital to shareholders. The planned initiation of a modified Dutch auction self-tender represents an attempt by O.I. Corporation’s Board of Directors to enhance shareholder value. After reviewing numerous options, the Board unanimously concluded that it believes that the Company’s shares are undervalued in the public market and that the offer is consistent with its long-term corporate goal of increasing shareholder value. The Board believes that, given O.I.’s business, assets and prospects, investing in its own shares is an attractive use of capital that will benefit the Company and its remaining shareholders. O.I. and its Board will continue to evaluate corporate, strategic and operational opportunities to increase shareholder value as such opportunities arise.
Ray Cabillot, Chairman of O.I.’s Board of Directors, stated, “As one of the Company’s largest shareholders (through Farnam Street Partners), I am pleased to return to shareholders some of the value inherent in O.I. We believe in the long-term value of the Company and feel that using excess cash to repurchase shares provides an excellent opportunity to enhance shareholder value given our cash on hand, current share price and expectation of future performance.”
O.I.’s Chief Executive Officer, Bruce Lancaster, further commented, “Having concluded the recent stock option investigation and subsequent management changes, we are now focusing our attention on shareholder value. This modified Dutch auction is an important first step. We will continue our previously announced technological development efforts to promote long term sales growth, while also working to expand the distribution of our analytical instruments through new channels. In addition, we expect to retain sufficient financial resources to make an acquisition or pursue other strategic alliances should we identify an appropriate opportunity.”
The tender offer will be subject to certain customary terms and conditions, which will be described in a Schedule TO and offer to purchase that will be distributed to shareholders on the date the tender offer is commenced, which is expected to occur in mid-June. Neither the Company nor its Board of Directors is making any recommendation to shareholders as to whether to tender or refrain from tendering their shares or as to the purchase price on any tender. Shareholders must decide how many shares they will tender, if any, and the price within the stated range at which they will offer their shares for purchase by the Company.
A modified Dutch auction tender offer will allow shareholders to indicate how many shares and at what price within the Company’s specified range they wish to tender. Based on the number of shares tendered and the price specified by the tendering shareholders, the Company will determine the lowest price per share within the range that will enable it to purchase 300,000 shares of its Common Stock. The Company intends to finance the tender offer with internally generated funds
This press release is not an offer to purchase or a solicitation of acceptance of the tender offer, which may be made only pursuant to the offer to purchase, as amended or supplemented. The tender offer is being made solely on the terms and conditions set forth in the offer to purchase. Under no circumstances shall this press release constitute an offer to buy or the solicitation of an offer to sell the shares of common stock or any other securities. The tender offer is being made solely by the offer to purchase. Shareholders may obtain a free copy of the Offer to Purchase, Letter of Transmittal and other documents by calling D.F. King & Co., Inc., the information agent for the tender offer, toll-free at (800) 659-5550. Shareholders are urged to carefully read these materials prior to making any decision with respect to the tender offer.
About O. I. Corporation
O.I. Corporation, dba OI Analytical, provides innovative products used for chemical analysis. The Company develops, manufactures, sells, and services analytical instrumentation that detects, measures, analyzes, and monitors chemicals in liquids, solids, and gases. The Company provides products used to digest, extract, and separate components of chemical mixtures. The Company provides application-specific solutions for the environmental, defense, pharmaceutical, food, beverage, petrochemical, chemical, semiconductor, power generation, and HVAC industries. Headquartered in College Station, Texas, the Company’s products are sold worldwide by direct sales, independent sales representatives, and distributors.
This press release includes certain statements that may be deemed to be “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. All statements, other than statements of historical facts, included in this press release that address activities, events or developments that the Company expects, believes or anticipates will or may occur in the future, are forward-looking statements. These statements are based on certain assumptions and analyses made by the Company in light of its experience and its perception of historical trends, current conditions, expected future developments and other factors it believes are appropriate in the circumstances. Such statements are subject to a number of assumptions, risks and uncertainties, many of which are beyond the control of the Company. Investors are cautioned that any such statements are not guarantees of future performance and that actual results or developments may differ materially from those projected in the forward-looking statements.
Visit the Company’s worldwide web site at:
http://www.oico.com